EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of InPlay Technologies, Inc. on Form S-8 of our report relating to the financial statements of InPlay Technologies, Inc. dated March 15, 2006, appearing in the Annual Report on Form 10-KSB of InPlay Technologies, Inc. and subsidiaries for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
June 20, 2007